Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
THIRD QUARTER FISCAL YEAR 2021 RESULTS

Houston, Texas
February 2, 2021
•Net loss of $57.1 million, or $1.97 per diluted share, in Q3 FY21 primarily due to a non-cash impairment charge
•EBITDA adjusted to exclude special items and gains or losses on asset dispositions was $47.4 million in Q3 FY21 compared to $54.2 million in Q2
•Adjusted Free Cash Flow excluding Net Capex was $26.8 million in Q3 FY21
•As of December 31, 2020, unrestricted cash balance was $293.5 million with total liquidity of $345.0 million

FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net loss attributable to the Company of $57.1 million, or $1.97 per diluted share, for its fiscal third quarter ended December 31, 2020 (“current quarter”) on operating revenues of $300.3 million compared to net loss attributable to the Company of $27.9 million, or $0.95 per diluted share, for the quarter ended September 30, 2020 (“preceding quarter”) on operating revenues of $295.7 million. The primary driver of the net loss in the current quarter was the impairment of our investment in Cougar Helicopters Inc. (“Cougar”) in Canada.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $(12.7) million in the current quarter compared to $12.6 million in the preceding quarter. EBITDA adjusted to exclude special items and gains or losses on asset dispositions was $47.4 million in the current quarter compared to $54.2 million in the preceding quarter. The following table provides a bridge between EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions. See Reconciliation of Non-GAAP Metrics for a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended,
	September 30, 2020	December 31, 2020
	Successor
EBITDA	$12,568	$(12,679)
Special items:
Loss on impairment	17,596	53,249
PBH intangible amortization	5,644	5,641
Merger-related costs	4,497	4,450
Organizational restructuring costs	13,326	1,547
Loss on early extinguishment of debt	—	229
Government grants	(2,201)	(1,075)
Bankruptcy related costs	—	(1,984)
Bargain purchase gain	(5,660)	—
	$33,202	$62,057
Adjusted EBITDA	$45,770	$49,378
(Gains) losses on asset dispositions, net	8,473	(1,951)
Adjusted EBITDA excluding asset dispositions	$54,243	$47,427
“The Company continues to make significant integration progress following the merger of Era and Bristow in June 2020,” said Chris Bradshaw, President and Chief Executive Officer of Bristow. “We are pleased to announce a further increase in the amount of identified synergies to at least $50 million of annualized cost savings, of which projects representing $27 million of annualized synergies have already been completed.”

Sequential Quarter Results
Operating revenues were $4.6 million higher in the current quarter compared to the preceding quarter.
Operating revenues from oil and gas operations were $1.5 million higher than the preceding quarter. Higher utilization in the Americas, Africa and Asia Pacific regions was partially offset by lower utilization in the Europe Caspian region. Operating revenues from U.K. SAR services were $0.5 million lower in the current quarter primarily due to fewer flight hours, partially offset by the strengthening of the British pound sterling (“GBP”) relative to the U.S. dollar. Operating revenues from fixed wing services were $0.3 million lower in the current quarter primarily due to decreased activity, partially offset by the strengthening of the Australian dollar relative to the U.S. dollar. Operating revenues from other services were $3.8 million higher primarily due to increased part sales.
Operating expenses were $3.7 million lower in the current quarter. Lower personnel costs, due to the recognition of severance expense in the preceding quarter related to the merger of Era Group Inc. and Bristow Group Inc. (the “Merger”), were partially offset by higher maintenance costs.
General and administrative expenses were $1.3 million lower in the current quarter primarily due to decreased professional services fees.
During the current quarter, the Company recognized a loss on impairment of $51.9 million related to its investment in Cougar and a loss on impairment of $1.4 million related to helicopters held for sale. During the preceding quarter, the Company recognized a loss on impairment of $12.4 million related to the write down of inventory and a loss on impairment of $5.2 million related to helicopters that were transferred to held for sale assets.
During the current quarter, the Company sold five S-76C++ medium, two B412 medium, seven B407 single engine helicopters, and one H225 simulator for cash proceeds of $14.4 million resulting in gains of $2.0 million. During the preceding quarter, the Company sold ten H225 heavy, nine S-76C++ medium and twelve B407 single engine helicopters for cash proceeds of $40.5 million resulting in losses of $8.5 million.
During the current quarter, the Company recognized earnings of $0.9 million from equity investments compared to $1.9 million in the preceding quarter due to higher earnings from Cougar in the preceding quarter.
During the current quarter, the Company recognized a reorganization item gain of $2.0 million related to the Company’s non-qualified deferred compensation plan for the Company’s former senior executives.
During the preceding quarter, the Company recognized a bargain purchase gain of $5.7 million related to the Merger.
Other income, net of $5.6 million in the current quarter was primarily due to other income related to Airnorth (government grants) of $3.4 million, a favorable interest adjustment to the Company’s pension liability of $1.1 million and net foreign exchange gains of $0.9 million. Other income, net of $10.6 million in the preceding quarter was primarily due to net foreign exchange gains of $6.9 million, other income related to Airnorth (government grants) of $2.7 million and a favorable interest adjustment to the Company’s pension liability of $0.9 million.
Income tax expense was $13.4 million in the current quarter and $8.6 million in the preceding quarter. The expense in the current quarter was primarily due to nondeductible expenses related to impairment and the Merger, variability of earnings in different jurisdictions and the impact of valuation allowances.

Calendar Quarter Results

Operating revenues were $5.3 million higher in the current quarter compared to the three months ended December 31, 2019 (the “prior year quarter”).
Operating revenues from oil and gas operations were $2.9 million higher in the current quarter. Operating revenues in the Americas were $36.3 million higher primarily due to the impact of the Merger. Operating revenues in the Asia Pacific and Africa regions were $0.5 million and $16.2 million lower, respectively, primarily due to lower utilization. Operating revenues in the Europe Caspian region were $16.7 million lower primarily due to lower utilization, partially offset by the strengthening of the GBP relative to the U.S. dollar.
Operating revenues from U.K. SAR services were $1.8 million higher in the current quarter primarily due to the strengthening of the GBP relative to the U.S. dollar and an increase in flight hours.

Operating revenues from fixed wing services were $5.7 million lower in the current quarter primarily due to lower utilization.
Operating revenues from other services were $6.2 million higher due to higher part sales and the benefit of the Merger.
Operating expenses were $10.4 million lower in the current quarter. Maintenance costs were $5.4 million lower primarily due to lower activity in the current quarter and betterment-detriment expenses incurred in the prior year quarter, partially offset by the impact of the Merger. Lease costs were $2.7 million lower primarily due to fewer aircraft on lease. Fuel, training and other costs decreased $5.3 million, $1.9 million and $2.0 million, respectively, primarily due to lower activity. These decreases were partially offset by an increase in insurance costs of $3.9 million primarily due to higher premiums and the impact of the Merger and an increase in personnel costs of $3.1 million primarily due to the impact of the Merger.
General and administrative expenses were $3.4 million lower in the current quarter primarily due to decreased professional services fees.
Merger-related costs of $4.5 million in the current quarter primarily consist of professional services fees and severance costs related to the Merger.
Depreciation and amortization expenses were $2.2 million lower in the current quarter primarily due to fewer helicopters and the revaluation of assets in connection with the adoption of fresh-start accounting.
During the current quarter, the Company recognized a loss on impairment of $51.9 million related to its investment in Cougar and a loss on impairment of $1.4 million related to helicopters held for sale.
During the current quarter, the Company sold five S-76C++ medium, two B412 medium, seven B407 single engine helicopters, and one H225 simulator for cash proceeds of $14.4 million resulting in gains of $2.0 million.
During the current quarter, the Company recognized earnings of $0.9 million from its equity investments compared to $5.1 million in the prior year quarter. The prior year quarter included earnings from Líder Táxi Aéreo S.A. (“Líder”), which the Company has subsequently initiated a partial dissolution process to exit its equity investment, and from Cougar, which was impaired during the current quarter.
Interest expense was $75.7 million lower in the current quarter. During the prior year quarter, the Company incurred a $56.9 million expense related to Chapter 11 of Title 11 of the U.S. Code (“Chapter 11”) activities. Excluding this, interest expense was lower in the current quarter due to lower debt balances.
During the current quarter, the Company recognized a reorganization item gain of $2.0 million related to the Company’s non-qualified deferred compensation plan for the Company’s former senior executives. Reorganization items incurred in the prior year quarter related to Chapter 11.
Other income, net of $5.6 million in the current quarter was primarily due to other income related to Airnorth (government grants) of $3.4 million, a favorable interest adjustment to the Company’s pension liability of $1.1 million and net foreign exchange gains of $0.9 million. Other income, net of $10.7 million in the prior year quarter was primarily due to net foreign exchange gains of $10.6 million and a favorable interest adjustment to the Company’s pension liability of $0.1 million.
Income tax expense was $13.4 million in the current quarter compared to a benefit of $2.3 million in the prior year quarter. The expense in the current quarter was primarily due to nondeductible expenses related to impairment and the Merger, variability of earnings in different jurisdictions and the impact of valuation allowances.
Liquidity and Capital Allocation
As of December 31, 2020, the Company had $293.5 million of unrestricted cash and $51.5 million of remaining availability under its amended asset-based revolving credit facility (the “ABL Facility”) for total liquidity of $345.0 million. Borrowings under the amended ABL Facility are subject to certain conditions and requirements.
During the current quarter, the Company repurchased 102,925 shares of common stock in open market transactions for gross consideration of $2.4 million, which is an average purchase price per share of $23.49. During the preceding quarter, the Company repurchased 345,327 shares for gross consideration of $7.6 million, representing an average purchase price of $21.93 per share.
During the current quarter, the Company repurchased $12.1 million face value of the 7.750% Senior Notes at 97.5% for total cash of $12.2 million, including accrued interest of $0.4 million, and recognized a loss on debt extinguishment of $0.2 million. The Company also made final payments of $12.7 million and $4.0 million, inclusive of interest, upon maturity of two promissory notes.
In the current quarter, cash proceeds from dispositions of property and equipment were $14.4 million and purchases of property and equipment were $3.9 million, resulting in net (proceeds from)/purchases of property and equipment (“Net Capex”) of $(10.5) million. In the preceding quarter, cash proceeds from dispositions of property and equipment were $40.5 million and purchases of property and equipment were $4.5 million, resulting in Net Capex of $(36.0) million. See Adjusted Free Cash Flow Reconciliation for a reconciliation of Net Capex and Adjusted Free Cash Flow.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, February 3, 2021, to review the results for the fiscal third quarter ended December 31, 2020. The conference call can be accessed as follows:
All callers will need to reference the access code 6114092
.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 458-4121
Outside the U.S.: Operator Assisted International Dial-In Number: (323) 794-2597
Replay
A telephone replay will be available through February 17, 2021 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through February 17, 2021. The accompanying investor presentation will be available on February 3, 2021 on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Grant Newman at (713) 369-4692 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of vertical flight solutions. Bristow primarily provides aviation services to a broad base of major integrated, national and independent offshore energy companies. Bristow provides commercial search and rescue (“SAR”) services in several countries and public sector SAR services in the United Kingdom (“U.K.”) on behalf of the Maritime & Coastguard Agency (“MCA”). Additionally, the Company also offers ad hoc helicopter and fixed wing transportation services.
Bristow currently has customers in Australia, Brazil, Canada, Chile, Colombia, Guyana, India, Mexico, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S.
Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements give Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements.
Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof. Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: the COVID-19 pandemic and related economic repercussions have resulted, and may continue to result, in a decrease in the price of and demand for oil, which has caused, and may continue to cause, a decrease in the demand for our services; expected cost synergies and other benefits of the merger (the “Merger”) of the entity formerly known as Bristow Group Inc. (“Old Bristow”)

and Era Group Inc.(“Era”) might not be realized within the expected time frames, might be less than projected or may not be realized at all; the ability to successfully integrate the operations, accounting and administrative functions of Era and Old Bristow; managing a significantly larger company than before the completion of the Merger; diversion of management time on issues related to integration of the companies; the increase in indebtedness as a result of the Merger; operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and customers, may be greater than expected; our reliance on a limited number of customers and the reduction of our customer base as a result of bankruptcies or consolidation; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; fluctuations in worldwide prices of and demand for oil and natural gas; fluctuations in levels of oil and natural gas exploration, development and production activities; fluctuations in the demand for our services; the possibility that we may impair our long-lived assets, including goodwill, inventory, property and equipment and investments in unconsolidated affiliates; our ability to implement operational improvement efficiencies with the objective of rightsizing our global footprint and further reducing our cost structure; the possibility of significant changes in foreign exchange rates and controls, including as a result of the U.K. having exited from the European Union (“E.U.”) (“Brexit”); the impact of continued uncertainty surrounding the affects Brexit will have on the British, EU and global economies and demand for oil and natural gas; potential effects of increased competition; the inability to remediate the material weaknesses identified in internal controls over financial reporting relating to our monitoring control processes; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the possibility of changes in tax and other laws and regulations and policies, including, without limitation, action of the Biden Administration that impact oil and gas operations or favor renewable energy projects in the U.S.; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; general economic conditions, including the capital and credit markets; the possibility that segments of our fleet may be grounded for extended periods of time or indefinitely; the existence of operating risks inherent in our business, including the possibility of declining safety performance; the possibility of political instability, war or acts of terrorism in any of the countries where we operate; the possibility that reductions in spending on aviation services by governmental agencies could lead to modifications of our search and rescue (“SAR”) contract terms with the UK government, our contracts with the Bureau of Safety and Environmental Enforcement ("BSEE") or delays in receiving payments under such contracts; and our reliance on a limited number of helicopter manufacturers and suppliers. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s joint proxy and consent solicitation statement/prospectus (File No. 333-237557), filed with the United States Securities and Exchange Commission (the “SEC”) on May 5, 2020 and the Company’s Quarterly Report on Form 10-Q for the Quarter ended December 31, 2020, which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Proxy Statement and in our filings with the SEC, all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)
	Three Months Ended September 30, 2020	Three Months Ended December 31, 2020	Favorable/ (Unfavorable)
	Successor
Revenue:
Operating revenue	$295,722	$300,275	$4,553
Reimbursable revenue	8,918	9,622	704
Total revenues	304,640	309,897	5,257

Costs and expenses:
Operating expense	231,953	228,246	3,707
Reimbursable expense	8,919	9,525	(606)
General and administrative	39,268	37,931	1,337
Merger-related costs	4,497	4,450	47
Depreciation and amortization	18,537	17,931	606
Total costs and expenses	303,174	298,083	5,091

Loss on impairment	(17,596)	(53,249)	(35,653)
Gain (loss) on asset dispositions	(8,473)	1,951	10,424
Earnings from unconsolidated affiliates, net	1,948	896	(1,052)
Operating loss	(22,655)	(38,588)	(15,933)

Interest income	434	359	(75)
Interest expense	(13,445)	(13,203)	242
Reorganization items, net	—	1,984	1,984
Bargain purchase gain	5,660	—	(5,660)
Other, net	10,592	5,635	(4,957)
Total other income (expense)	3,241	(5,225)	(8,466)
Loss before income taxes	(19,414)	(43,813)	(24,399)
Provision for income taxes	(8,578)	(13,447)	(4,869)
Net loss	(27,992)	(57,260)	(29,268)
Net loss attributable to noncontrolling interests	131	139	8
Net loss attributable to Bristow Group Inc.	$(27,861)	$(57,121)	$(29,260)

Basic loss per common share	$(0.95)	$(1.97)
Diluted loss per common share	$(0.95)	$(1.97)

Weighted average common shares outstanding, basic	29,357,959	28,944,908
Weighted average common shares outstanding, diluted	29,357,959	28,944,908

EBITDA	$12,568	$(12,679)
Adjusted EBITDA	$45,770	$49,378
Adjusted EBITDA excluding asset dispositions	$54,243	$47,427

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)
	Three Months Ended December 31, 2019
	One Month Ended October 31, 2019	Two Months Ended December 31, 2019	Three Months Ended December 31, 2019	Three Months Ended December 31, 2020
	Predecessor	Successor	Combined	Successor
Revenue:
Operating revenue	$101,659	$193,322	$294,981	$300,275
Reimbursable revenue	4,168	7,602	11,770	9,622
Total revenues	105,827	200,924	306,751	309,897

Costs and expenses:
Operating expense	79,802	158,845	238,647	228,246
Reimbursable expense	4,049	7,707	11,756	9,525
General and administrative	15,965	25,358	41,323	37,931
Merger-related costs	—	318	318	4,450
Depreciation and amortization	8,222	11,926	20,148	17,931
Total costs and expenses	108,038	204,154	312,192	298,083

Loss on impairment	—	—	—	(53,249)
Gain (loss) on asset dispositions	249	(154)	95	1,951
Earnings from unconsolidated affiliates, net	3,609	1,499	5,108	896
Operating income (loss)	1,647	(1,885)	(238)	(38,588)

Interest income	165	202	367	359
Interest expense	(79,235)	(9,674)	(88,909)	(13,203)
Reorganization items, net	(447,674)	—	(447,674)	1,984
Change in fair value of preferred stock derivative liability	—	(133,315)	(133,315)	—
Other, net	7,009	3,729	10,738	5,635
Total other income (expense)	(519,735)	(139,058)	(658,793)	(5,225)
Loss before income taxes	(518,088)	(140,943)	(659,031)	(43,813)
Benefit (provision) for income taxes	13,889	(11,600)	2,289	(13,447)
Net loss	(504,199)	(152,543)	(656,742)	(57,260)
Net income attributable to noncontrolling interests	5	31	36	139
Net loss attributable to Bristow Group Inc.	$(504,194)	$(152,512)	$(656,706)	$(57,121)

Basic loss per common share	$(14.04)	$(14.49)	N/A(1)	$(1.97)
Diluted loss per common share	$(14.04)	$(14.49)	N/A(1)	$(1.97)

Weighted average common shares outstanding, basic	35,918,916	11,235,535	N/A(1)	28,944,908
Weighted average common shares outstanding, diluted	35,918,916	11,235,535	N/A(1)	28,944,908

EBITDA	$(430,631)	$(119,343)	$(549,974)	$(12,679)
Adjusted EBITDA	$17,431	$24,337	$41,768	$49,378
Adjusted EBITDA excluding asset dispositions	$17,182	$24,491	$41,673	$47,427
___________________________
(1)  Weighted average common shares outstanding and loss per common share unavailable for “Combined” period due to the emergence from Chapter 11 Cases during this period.

BRISTOW GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)
	Three Months Ended December 31, 2019
	One Month Ended October 31, 2019	Two Months Ended December 31, 2019	Three Months Ended December 31, 2019	Three Months Ended September 30, 2020	Three Months Ended December 31, 2020
	Predecessor	Successor	Combined	Successor
Oil and gas:
Europe Caspian	$38,200	$71,888	$110,088	$98,495	$93,383
Americas	21,416	39,758	61,174	93,102	97,435
Africa	12,924	26,286	39,210	21,237	23,055
Asia Pacific	1,745	2,090	3,835	2,920	3,383
Total oil and gas	74,285	140,022	214,307	215,754	217,256
UK SAR Services	17,858	36,822	54,680	56,978	56,470
Fixed Wing Services	9,397	16,333	25,730	20,310	20,054
Other	119	145	264	2,680	6,495
	$101,659	$193,322	$294,981	$295,722	$300,275

FLIGHT HOURS BY LINE OF SERVICE (unaudited)
	Three Months Ended December 31, 2019
	One Month Ended October 31, 2019	Two Months Ended December 31, 2019	Three Months Ended December 31, 2019	Three Months Ended September 30, 2020	Three Months Ended December 31, 2020
	Predecessor	Successor	Combined	Successor
Oil and gas:
Europe Caspian	5,146	9,215	14,361	12,330	11,956
Americas	3,119	5,296	8,415	10,891	10,990
Africa	1,398	2,770	4,168	1,743	2,353
Asia Pacific	83	141	224	62	241
Total oil and gas	9,746	17,422	27,168	25,026	25,540
UK SAR Services	779	1,530	2,309	2,797	2,321
Fixed Wing Services	1,187	2,147	3,334	3,391	3,494
	11,712	21,099	32,811	31,214	31,355

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	Successor
	December 31, 2020	March 31, 2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$297,833	$199,121
Accounts receivable	231,587	180,683
Inventories	97,422	82,419
Assets held for sale	17,531	32,401
Prepaid expenses and other current assets	31,516	29,527
Total current assets	675,889	524,151
Investment in unconsolidated affiliates	38,368	110,058
Property and equipment	1,099,878	901,314
Accumulated depreciation	(71,249)	(24,560)
Net property and equipment	1,028,629	876,754
Right-of-use assets	266,651	305,962
Other assets	126,245	128,336
Total assets	$2,135,782	$1,945,261

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,161	$52,110
Accrued liabilities	214,661	200,129
Short-term borrowings and current maturities of long-term debt	48,069	45,739
Total current liabilities	325,891	297,978
Long-term debt, less current maturities	568,368	515,385
Preferred stock embedded derivative	—	286,182
Deferred taxes	65,355	22,775
Long-term operating lease liabilities	183,994	224,595
Deferred credits and other liabilities	11,670	22,345
Total liabilities	1,155,278	1,369,260

Redeemable noncontrolling interests	1,453	—
Mezzanine equity	—	149,785

Stockholders’ investment
Common stock	303	1
Additional paid-in capital	685,575	295,897
Retained earnings	269,600	139,228
Treasury shares, at cost	(10,007)	—
Accumulated other comprehensive income	34,153	(8,641)
Total Bristow Group Inc. stockholders’ investment	979,624	426,485
Noncontrolling interests	(573)	(269)
Total stockholders’ investment	979,051	426,216
Total liabilities, mezzanine equity and stockholders’ investment	$2,135,782	$1,945,261

Reconciliation of Non-GAAP Metrics
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following tables provide a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).
Sequential Quarter Results

	Three Months Ended September 30, 2020	Three Months Ended December 31, 2020
	Successor
Net loss	$(27,992)	$(57,260)
Depreciation and amortization	18,537	17,931
Interest expense	13,445	13,203
Income tax (benefit) expense	8,578	13,447
EBITDA	$12,568	$(12,679)
Special items (1)	33,202	62,057
Adjusted EBITDA	$45,770	$49,378
(Gains) losses on asset dispositions, net	8,473	(1,951)
Adjusted EBITDA excluding asset dispositions	$54,243	$47,427
(1)  Special items include the following:

	Three Months Ended September 30, 2020	Three Months Ended December 31, 2020
	Successor
Loss on impairment	$17,596	$53,249
PBH intangible amortization	5,644	5,641
Merger-related costs	4,497	4,450
Organizational restructuring costs	13,326	1,547
Loss on early extinguishment of debt	—	229
Government grants(2)	(2,201)	(1,075)
Bankruptcy related costs	—	(1,984)
Bargain purchase gain	(5,660)	—
	$33,202	$62,057
___________________________
(2)  COVID-19 related government relief grants

Calendar Quarter Results

	Three Months Ended December 31, 2019
	One Month Ended October 31, 2019	Two Months Ended December 31, 2019	Three Months Ended December 31, 2019	Three Months Ended December 31, 2020
	Predecessor	Successor	Combined	Successor
Net loss	$(504,199)	$(152,543)	$(656,742)	$(57,260)
Depreciation and amortization	8,222	11,926	20,148	17,931
Interest expense	79,235	9,674	88,909	13,203
Income tax (benefit) expense	(13,889)	11,600	(2,289)	13,447
EBITDA	$(430,631)	$(119,343)	$(549,974)	$(12,679)
Special items (1)	448,062	143,680	591,742	62,057
Adjusted EBITDA	$17,431	$24,337	$41,768	$49,378
(Gains) losses on asset dispositions, net	(249)	154	(95)	(1,951)
Adjusted EBITDA excluding asset dispositions	$17,182	$24,491	$41,673	$47,427
(1)  Special items include the following:

	Three Months Ended December 31, 2019
	One Month Ended October 31, 2019	Two Months Ended December 31, 2019	Three Months Ended December 31, 2019	Three Months Ended December 31, 2020
	Predecessor	Successor	Combined	Successor
Loss on impairment	$—	$—	$—	$53,249
PBH intangible amortization	—	10,024	10,024	5,641
Merger-related costs	—	318	318	4,450
Organizational restructuring costs	388	23	411	1,547
Loss on early extinguishment of debt	—	—	—	229
Government grants(2)	—	—	—	(1,075)
Bankruptcy related costs	447,674	—	447,674	(1,984)
Change in fair value of preferred stock derivative liability	—	133,315	133,315	—
	$448,062	$143,680	$591,742	$62,057
___________________________
(2)  COVID-19 related government relief grants

Pro Forma Q3 FY20 Reconciliation
Pro Forma EBITDA and Pro Forma Adjusted EBITDA reflect EBITDA and Adjusted EBITDA of Old Bristow and Era Group Inc. before the Merger. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the three months ended December 31, 2019 (in thousands).

	Old Bristow	Era Group Inc.	Pro Forma
Net loss	$(656,742)	$(811)	$(657,553)
Depreciation and amortization	20,148	9,337	29,485
Interest expense	88,909	3,517	92,426
Income tax benefit	(2,289)	(1,052)	(3,341)
EBITDA	$(549,974)	$10,991	$(538,983)
Special items (1)	591,742	3,730	595,472
Adjusted EBITDA	$41,768	$14,721	$56,489
Gains on asset dispositions, net	(95)	(3,095)	(3,190)
Adjusted EBITDA excluding asset dispositions	$41,673	$11,626	$53,299
(1)  Special items include the following:

	Old Bristow	Era Group Inc.	Pro Forma
Bankruptcy related costs	$447,674	$—	$447,674
Change in fair value of preferred stock derivative liability	133,315	—	133,315
PBH intangible amortization	10,024	214	10,238
Involuntary separation programs	411	—	411
Merger-related costs	318	965	1,283
Loss on impairments	—	2,551	2,551
	$591,742	$3,730	$595,472

Pro Forma LTM Reconciliation
Pro Forma EBITDA and Pro Forma Adjusted EBITDA reflect EBITDA and Adjusted EBITDA of Old Bristow and Era Group Inc. before the Merger for the period beginning January 1, 2020 through June 11, 2020, plus EBITDA and Adjusted EBITDA for the post-Merger period through December 31, 2020. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the twelve months ended December 31, 2020 (in thousands).

	Old Bristow	Era Group Inc.	Legacy Era	Bristow Group Inc.	Pro Forma
	January 1, 2020 - June 30, 2020	January 1, 2020 - June 11, 2020	June 12 - 30, 2020	July 1, 2020 - December 31, 2020	LTM December 31, 2020
Net income (loss)	$367,326	$(25,348)	$(4,305)	$(85,252)	$252,421
Depreciation and amortization	32,226	17,325	443	36,468	86,462
Interest expense	25,045	6,089	749	26,648	58,531
Income tax (benefit) expense	(14,915)	(3,298)	508	22,025	4,320
EBITDA	$409,682	$(5,232)	$(2,605)	$(111)	$401,734
Special items (1)	(338,633)	18,168	2,502	95,259	(222,704)
Adjusted EBITDA	$71,049	$12,936	$(103)	$95,148	$179,030
(Gains) losses on asset dispositions, net	(5,230)	175	5	6,522	1,472
Adjusted EBITDA excluding asset dispositions	$65,819	$13,111	$(98)	$101,670	$180,502
(1) Special items include the following:

	Old Bristow	Era Group Inc.	Legacy Era	Bristow Group Inc.	Pro Forma
	January 1, 2020 - June 30, 2020	January 1, 2020 - June 11, 2020	June 12 - 30, 2020	July 1, 2020 - December 31, 2020	LTM December 31, 2020
Loss on impairments	$28,824	$(182)	$—	$70,845	$99,487
Merger-related costs	21,115	17,968	2,317	8,947	50,347
PBH intangible amortization	10,429	382	185	11,285	22,281
Bankruptcy related costs	7,232	—	—	(1,984)	5,248
Organizational restructuring costs	3,216	—	—	14,873	18,089
Loss on early extinguishment of debt	615	—	—	229	844
Government grants(2)	(1,760)	—	—	(3,276)	(5,036)
Bargain purchase gain	(75,433)	—	—	(5,660)	(81,093)
Change in fair value of preferred stock derivative liability	(332,871)	—	—	—	(332,871)
	$(338,633)	$18,168	$2,502	$95,259	$(222,704)
___________________________
(2)  COVID-19 related government relief grants

Adjusted Free Cash Flow Reconciliation
Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude professional services fees and other costs paid in relation to the Merger, fresh-start accounting and the Chapter 11 Cases.  Management believes that the use of Adjusted Free Cash Flow is meaningful as it measures the Company’s ability to generate cash from its business after excluding cash payments for special items. Management uses this information as an analytical indicator to assess the Company’s liquidity and performance. However, investors should note numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by management to calculate Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands).

	Three Months Ended September 30, 2020	Three Months Ended December 31, 2020
	Successor
Net cash provided by operating activities	$41,857	$25,078
Plus: Proceeds from disposition of property and equipment	40,475	14,361
Less: Purchases of property and equipment	(4,523)	(3,860)
Free Cash Flow	$77,809	$35,579
Plus: Organizational restructuring costs	13,326	1,547
Plus: Merger-related costs	4,026	1,247
Less: Government grants	(2,201)	(1,075)
Adjusted Free Cash Flow	$92,960	$37,298
Net (proceeds from)/purchases of property and equipment (“Net Capex”)	(35,952)	(10,501)
Adjusted Free Cash Flow excluding Net Capex	$57,008	$26,797

BRISTOW GROUP INC. FLEET COUNT (unaudited)
	Number of Aircraft
	Operating Aircraft
Type	Owned Aircraft	Leased Aircraft	Aircraft Held For Sale	Consolidated Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S-92A	35	28	—	63	19	11
S-92A U.K. SAR	3	7	—	10	19	6
H225	—	—	2	2	19	10
AW189	6	1	—	7	16	5
AW189 U.K. SAR	11	—	—	11	16	4
	55	36	2	93
Medium Helicopters:
AW139	53	7	—	60	12	10
S-76 C+/C++	26	—	—	26	12	13
S-76D	8	—	2	10	12	6
B212	3	—	—	3	12	39
	90	7	2	99
Light—Twin Engine Helicopters:
AW109	6	—	—	6	7	14
EC135	10	—	—	10	6	12
BO105	2	—	—	2	4	35
	18	—	—	18
Light—Single Engine Helicopters:
AS350	17	—	—	17	4	23
AW119	13	—	—	13	7	14
	30	—	—	30

Total Helicopters	193	43	4	240		12
Fixed wing	7	4	3	14
UAV	—	2	—	2
Total Fleet	200	49	7	256
_____________
(1)Reflects the average age of helicopters that are owned.
The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of December 31, 2020 and the percentage of operating revenue that each of our regions provided during the current quarter.

	Percentage of Current Quarter Operating Revenue
						UAV	Fixed Wing
		Heavy	Medium	Light Twin	Light Single			Total
Europe Caspian	55%	63	12	—	4	2	—	81
Americas	30%	23	65	18	26	—	—	132
Africa	9%	7	20	—	—	—	2	29
Asia Pacific	6%	—	2	—	—	—	12	14
Total	100%	93	99	18	30	2	14	256